Exhibit 10.107
Exhibit 10.107

CREDIT AGREEMENT

CREDIT AGREEMENT (this "Agreement"), dated as of November 10, 1994, among VISAYAS POWER CAPITAL CORPORATION, a corporation organized and existing under the laws of the State of Delaware ("VPCC"), the financial institutions listed in Schedule I hereto (each such financial institution, individually a "Bank" and, collectively the "Banks") and CREDIT SUISSE, a bank organized and existing under the laws of Switzerland, in its capacity as agent for the Banks (in such capacity, together with its successors in such capacity, the "Bank Agent"), and in its capacity as Project Administrative Agent under the Intercreditor Agreement referred to in Schedule X hereto (in such capacity, together with its successors in such capacity, the "Project Administrative Agent").

W I T N E S S E T H :

WHEREAS, the Partnership intends to construct, own and operate the Project;

WHEREAS, simultaneously herewith, among other things, (a) the Partnership, VPCC, the VPCC Agent and the Project Administrative Agent are entering into the Project Credit Agreement, which provides for, among other things, the making by VPCC of the Project Construction Loans to the Partnership and the conversion of such Project Construction Loans into Project Term Loans to the Partnership, in each case on the terms and subject to the conditions set forth in the Project Credit Agreement for the purpose of financing a portion of the costs of construction of the Project, (b) VPCC and OPIC are entering into the OPIC Lenders Insurance Contract, pursuant to which, among other things, OPIC is agreeing, subject to the terms and conditions set forth therein, to insure a portion of the payments of principal and interest on the Project Loans against certain risks described in the OPIC Lenders Insurance Contract, (c) OPIC and the Partnership are entering into the OPIC Finance Agreement, which provides for, among other things, the making by OPIC of the OPIC Construction Loan to the Partnership and the conversion of such OPIC Construction Loan into the OPIC Term Loan to the Partnership, in each case on the terms and subject to the conditions set forth in the OPIC Finance Agreement for the purpose of financing a portion of the costs of construction of the Project and (d) the Partnership, VPCC, the VPCC Agent, the Banks, the Bank Agent, OPIC and the Project Administrative Agent are entering into the Common Agreement, which provides for, among other things, certain common conditions precedent to the making of Project Construction Loans, of disbursements of the OPIC Loan and of Bank Construction Loans provided for herein, certain common representations, warranties and covenants of the Partnership to the other parties thereto and of VPCC to the other parties thereto (other than the Partnership) and certain common events of default;

WHEREAS, simultaneously herewith, among other things, (a) VPCC and the Bank Agent are entering into the VPCC Assignment and Security Agreement, pursuant to which VPCC is granting to the Bank Agent a security interest in and continuing lien on all of the right, title and interest of VPCC in, to and under, among other things, the OPIC Lenders Insurance Contract and (b) Magma and the Bank Agent are entering into the Political Risk Agreement, which provides for, among other things, certain sources of supplemental political risk insurance for a portion of the payments of principal and interest on the Bank Loans provided for herein; and

WHEREAS, in order to provide a source of funds for the making by VPCC of the Project Construction Loans to the Partnership pursuant to the Project Credit Agreement and for the conversion of such Project Construction Loans into Project Term Loans to the Partnership pursuant to the Project Credit Agreement, the Banks are willing to make Bank Construction Loans to VPCC and to convert such Bank Construction Loans into Bank Term Loans to VPCC, in each case on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:



Section 1

Defined Terms and Principles of Construction

Section 1.1 Defined Terms and Principles of Construction. For all purposes of this Agreement, (a) capitalized terms used but not otherwise defined herein shall have the meanings set forth in
Schedule X attached hereto and (b) the principles of construction set forth in Schedule X shall apply.



Section 2

Amount and Terms of Bank Loans

Section 2.1 The Bank Commitments. (a) Subject to the terms and conditions of this Agreement, each Bank severally agrees for its own account to make available to VPCC, during the Bank Financing Availability Period, such Bank's Applicable Percentage of one or more loans (each a "Bank Construction Loan" and, collectively, the "Bank Construction Loans") in the manner provided in Section 2.2(b) hereof; provided that the aggregate principal amount of Bank Construction Loans outstanding from any Bank shall at no time exceed the Bank Commitment of such Bank at such time.

(b) Subject to the terms and conditions of this Agreement, each Bank severally agrees for its own account to (i) convert on the Conversion Date its Applicable Percentage of each Bank Construction Loan into a term loan (each a "Bank Term Loan" and, collectively, the "Bank Term Loans") and (ii) maintain its Applicable Percentage of the Bank Term Loans upon such conversion. The agreements made pursuant to clause (ii) of the immediately preceding sentence shall (unless earlier terminated in accordance with the terms hereof and the other Financing Documents) terminate on the Maturity Date.

(c) Bank Construction Loans, the proceeds of which are applied by VPCC solely to finance Project Construction Loans to the Partnership for the payment of "value added taxes" with respect to the Project or import duties on capital equipment provided under the Construction Contract, are revolving in nature and VPCC may borrow, repay and reborrow such Bank Construction Loans; provided, however, that the aggregate outstanding principal amount of such Bank Construction Loans shall at no time exceed an amount (the "Special Cost Maximum Amount") equal to the lesser of (i) $4 million and (ii) the Total Bank Commitment less the aggregate outstanding principal amount of all Bank Construction Loans, the proceeds of which have been applied by VPCC to finance Project Construction Loans to the Partnership for the payment of Project Costs. Except as set forth in this Section 2.1(c), the Bank Loans are not revolving in nature, and any amounts repaid, prepaid or canceled pursuant to the terms of this Agreement may not be reborrowed.

(d) Any and all amounts due to the Banks and the Bank Agent pursuant to the Bank Loans, the Bank Notes, this Agreement and the other Financing Documents are entitled to the benefit of the Bank Financing Collateral which is held for the benefit of the Bank Financing Secured Parties through the Bank Agent pursuant to the terms of the Bank Financing Security Documents.

(e) VPCC agrees that the proceeds of the Bank Construction Loans will be applied only to finance the making by VPCC of Project Construction Loans to the Partnership strictly in accordance with the terms of this Agreement, the Project Credit Agreement and the other Financing Documents.

Section 2.2 Procedures for Fundings. (a) From time to time, but not more frequently than once per Month, VPCC may request that a Bank Construction Loan be made available to it by submitting, jointly with the Partnership, an Application for Funding, properly executed by each of VPCC and the Partnership, to the Bank Agent, the VPCC Agent, OPIC and the Project Administrative Agent, which shall (i) request that a Project Construction Loan be made available by VPCC to the Partnership in the manner provided in
Section 2.2(b) of the Project Credit Agreement and request the approval of the Bank Agent, the VPCC Agent, OPIC and the Project Administrative Agent of such request for such Project Construction Loan, (ii) request that a Bank Construction Loan be made available by the Banks to VPCC in the manner provided in Section 2.2(b) hereof and request the approval of the Bank Agent, the VPCC Agent, OPIC and the Project Administrative Agent of such request for such Bank Construction Loan and (iii) request that an OPIC Disbursement be made available by OPIC to the Partnership in the manner provided in the OPIC Finance Agreement and request the approval of the Bank Agent, the VPCC Agent, OPIC and the Project Administrative Agent of such request for such OPIC Disbursement, in each case for the payment of Project Costs specified in the Construction Budget which are then due and payable and, in the case of Project Construction Loans and Bank Construction Loans, for the payment of "value added taxes" with respect to the Project or import duties on capital equipment provided under the Construction Contract which are then due and payable; provided, however, that (v) no Application for Funding shall request that a Project Construction Loan or an OPIC Disbursement be made available to the Partnership on any date prior to the Credit Date or shall request that a Bank Construction Loan be made available to VPCC on any date prior to the Credit Date, (w) each Application for Funding requesting that a Project Construction Loan be made available to the Partnership on a specified date shall also request that an OPIC Disbursement be made available to the Partnership on the same date in an amount necessary so that, after giving effect to the making of the Project Construction Loan which is the subject of such Application for Funding and the making of the OPIC Disbursement which is the subject of such Application for Funding, the aggregate principal amount of the Project Construction Loans outstanding (excluding any portion thereof which has been allocated to the payment of "value added taxes" with respect to the Project or import duties on capital equipment provided under the Construction Contract in accordance with the terms of the Project Credit Agreement) shall not exceed a percentage of the Secured Principal Amount Outstanding (excluding any portion thereof representing outstanding principal amounts of Project Construction Loans, the proceeds of which have been allocated to the payment of "value added taxes" with respect to the Project or import duties on capital equipment provided under the Construction Contract in accordance with the terms of the Project Credit Agreement) equal to the product of (A) the quotient obtained by dividing 135 by 210 times (B) 100, (x) each Application for Funding requesting that an OPIC Disbursement be made available to the Partnership on a specified date shall also request that a Project Construction Loan be made available to the Partnership on the same date in an amount necessary so that, after giving effect to the making of the OPIC Disbursement which is the subject of such Application for Funding and the making of the Project Construction Loan which is the subject of such Application for Funding, the aggregate principal amount of the OPIC Loan outstanding shall not exceed a percentage of the Secured Principal Amount Outstanding (excluding any portion thereof representing outstanding principal amounts of Project Construction Loans, the proceeds of which have been allocated to the payment of "value added taxes" with respect to the Project or import duties on capital equipment provided under the Construction Contract in accordance with the terms of the Project Credit Agreement) equal to the product of (A) the quotient obtained by dividing 75 by 210 times (B) 100, (y) each Application for Funding requesting that a Bank Construction Loan be made available to VPCC on a specified date shall also request that a Project Construction Loan be made available to the Partnership on the same date in an amount necessary so that, after giving effect to the making of the Bank Construction Loan which is the subject of such Application for Funding and the making of the Project Construction Loan which is the subject of such Application for Funding, the aggregate principal amount of the Bank Construction Loans outstanding shall equal the aggregate principal amount of the Project Construction Loans outstanding and (z) each Application for Funding requesting that a Project Construction Loan be made available to the Partnership on a specified date shall also request that a Bank Construction Loan be made available to VPCC on the same date in an amount necessary so that, after giving effect to the making of the Project Construction Loan which is the subject of such Application for Funding and the making of the Bank Construction Loan which is the subject of such Application for Funding, the aggregate principal amount of the Project Construction Loans outstanding shall equal the aggregate principal amount of the Bank Construction Loans outstanding.

The form of Application for Funding attached hereto as Schedule 2.2(a) shall be used by the Partnership and VPCC for requesting that a Project Construction Loan be made available to the Partnership, for requesting that a Bank Construction Loan be made available to VPCC and for requesting that an OPIC Disbursement be made available to the Partnership. Each such Application for Funding shall be submitted to the Bank Agent, the VPCC Agent, OPIC and the Project Administrative Agent, with a copy to the Independent Engineer, at least fifteen (15) Business Days prior to the date on which the Project Construction Loan, the Bank Construction Loan and the OPIC Disbursement is desired. An Application for Funding for a Bank Construction Loan (i) shall in no event request a Bank Construction Loan in an amount in excess of the then Total Unutilized Bank Commitment (and the aggregate amount of each Bank Construction Loan shall in no event exceed such amount), (ii) shall (except with respect to the final unused portion of the Total Unutilized Bank Commitment) request a Bank Construction Loan in an amount of at least $1 million and (iii) shall in no event request a Bank Construction Loan, the proceeds of which are to be applied by VPCC to make a Project Construction Loan to the Partnership for the payment of "value added taxes" with respect to the Project or import duties on capital equipment provided under the Construction Contract, in an amount in excess of an amount (the "Unutilized Special Cost Amount") equal to (i) the Special Cost Maximum Amount less (ii) the outstanding aggregate principal amounts of Bank Construction Loans which have been applied by VPCC to make Project Construction Loans to the Partnership for the payment of "value added taxes" with respect to the Project or import duties on capital equipment provided under the Construction Contract.

Furthermore, VPCC hereby irrevocably authorizes the Banks, from time to time on and after the Credit Date and whether or not an Application for Funding has been submitted by VPCC, to make Bank Construction Loans available to VPCC in the manner provided in
Section 2.2(b) hereof for the purposes of making Project Construction Loans to the Partnership, to the extent that such Project Construction Loans are necessary to pay any VPCC Financed Secured Obligations when due and thereby provide a source of funds for payment by VPCC when due of any of the Bank Financing Secured Obligations; provided, however, that nothing in this sentence shall require the making of the Bank Construction Loans authorized to be made pursuant to this sentence or to limit the provisions of
Section 3.03 of the Disbursement Agreement which permit the application of amounts on deposit in the Debt Reserve Cash Collateral Account and drawings under any Debt Service Reserve LC, in each case to the extent necessary to satisfy the Partnership's Debt Service obligations when due.

Without restricting the Partnership's ability to amend the Construction Budget from time to time in accordance with
Section 4.27 of the Common Agreement, no Application for Funding may request the making of Project Construction Loans for (or the making of Bank Construction Loans for the purposes of making Project Construction Loans for), and/or the making of OPIC Disbursements for, any amounts with respect to any Budget Category which, together with all prior Project Construction Loans, all prior OPIC Disbursements and all prior Required Equity Contributions made with respect to such Budget Category, are in excess of the amount set forth for such Budget Category (plus any unutilized contingency) in the Construction Budget as then in effect.

VPPC hereby acknowledges and agrees that the Bank Agent shall not be required to disburse all or any part of a Bank Construction Loan requested in an Application for Funding and the Project Administrative Agent, the Bank Agent, the VPCC Agent and OPIC shall not be required to approve all or any part of a request for a Bank Construction Loan, a Project Construction Loan or an OPIC Disbursement requested in an Application for Funding (i) for which all conditions precedent for the making of such Bank Construction Loan, Project Construction Loan or OPIC Disbursement have not been satisfied or waived pursuant to the Common Agreement, this Agreement, the Project Credit Agreement or the OPIC Finance Agreement, as the case may be, or (ii) as to which documentation required to be delivered to the Bank Agent, the VPCC Agent, OPIC and/or the Project Administrative Agent, as the case may be, has not been timely delivered. VPCC further acknowledges and agrees that the disbursement by the Bank Agent of any Bank Construction Loan on the specified day on which such Bank Construction Loan is desired and the approving by the Project Administrative Agent, the Bank Agent, the VPCC Agent and OPIC of any request for a Project Construction Loan, a Bank Construction Loan or an OPIC Disbursement on the specified day on which such approval of a request for a Bank Construction Loan, a Project Construction Loan or an OPIC Disbursement is requested shall be contingent on the Bank Agent's, the Project Administrative Agent's, the VPCC Agent's and OPIC's receipt of the Independent Engineer's approval of such matters expressly delegated to the Independent Engineer in the form of Application for Funding and Section 3 of the Common Agreement by at least 11:00 a.m. New York time ten (10) Business Days before the specified day on which such Bank Construction Loan, Project Construction Loan or OPIC Disbursement, as the case may be, is desired.

(b) The Bank Agent shall promptly, but in no event later than three (3) Business Days prior to the proposed date of a Bank Construction Loan requested in an Application for Funding, give each Bank notice of such requested Bank Construction Loan, of the amount of funds such Bank will have to disburse with respect thereto (which shall be based on such Bank's Applicable Percentage) and the proposed date of the requested Bank Construction Loan. Subject to the satisfaction of the conditions precedent set forth in Section 3 of the Common Agreement, no later than 10:00 a.m. New York time on the applicable date specified in each Application for Funding for a Bank Construction Loan, each Bank will make available its specified portion of such Bank Construction Loan, in Dollars and in immediately available funds to the Bank Agent Account, at 12:00 p.m. New York time on the date of receipt thereof (or at such later time as the Bank Agent shall have received such funds) the Bank Agent shall make available to VPCC, solely for the purpose of making Project Construction Loans to the Partnership, the aggregate of the amounts so made available by the Banks by paying the aggregate of such amounts to the Dollar Disbursement Account in immediately available funds.

(c) The Bank Agent may assume that each Bank will make available to the Bank Agent such Bank's portion of any Bank Construction Loan to be made on the proposed date of a Bank Construction Loan and the Bank Agent may, in reliance upon such assumption, make available to VPCC, in the manner provided in Section 2.2(b) above, a corresponding amount. If such corresponding amount is not in fact made available to the Bank Agent by such Bank, the Bank Agent shall be entitled to recover such corresponding amount from such Bank on demand. If such Bank does not pay such corresponding amount forthwith upon the Bank Agent's demand therefor, the Bank Agent shall promptly notify VPCC, and VPCC shall pay such corresponding amount to the Bank Agent within such period of time as the Bank Agent deems reasonable in the circumstances. The Bank Agent shall also be entitled to recover on demand from such Bank or VPCC, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Bank Agent to VPCC until the date such corresponding amount is recovered by the Bank Agent at the following interest rates: (i) with respect to interest from VPCC, at the applicable Interest Rate selected by VPCC with respect to such amount pursuant to Section 2.5 (or, if VPCC shall not have selected an Interest Rate with respect to such amount, at the rate per annum equal to the Base Rate plus the Base Rate Margin) and
(ii) with respect to interest from such Bank, at the Federal Funds Rate until the 3rd Business Day, and at the Base Rate plus the Base Rate Margin thereafter. Nothing in this Section 2.2(c) shall be deemed to relieve any Bank from its obligation to make Bank Construction Loans hereunder or to prejudice any rights which VPCC may have against any Bank as a result of any failure by such Bank to make Bank Construction Loans hereunder. The amount of any repayment by VPCC to the Bank Agent pursuant to the third sentence of this Section 2.2(c) shall not be considered a Bank Construction Loan hereunder and such repayment shall not be deemed to be a prepayment of a Bank Construction Loan for purposes of this Agreement and the other Financing Documents. In addition, in the event a Bank fails to make its pro rata share of any Bank Construction Loan available to the Bank Agent as required pursuant to the terms of this Section 2.2(c) and VPCC has not reimbursed the Bank Agent with respect to such pro rata share pursuant to the third sentence of this Section 2.2(c), such Bank for all purposes of this Agreement hereby agrees to and does hereby assign all its right, title and interest and delegate all its obligations with respect to such defaulted obligation to such Person that the Bank Agent may designate in writing to such Bank, such assignment and delegation to take effect from the date such designated Person accepts such assignment and delegation. Such defaulting Bank hereby agrees to cooperate with the Bank Agent and the designated assignee and to take all actions necessary, in each case to effect such assignment and delegation.

Section 2.3 Failure to Make Bank Construction Loans. No Bank shall be responsible for any default by any other Bank of its obligation to make Bank Construction Loans hereunder and each Bank shall be obligated to make the Bank Construction Loans provided to be made by it hereunder regardless of the failure of any other Bank to make its Bank Construction Loans hereunder.

Section 2.4 Bank Notes. (a) VPCC's obligation to pay the principal of, and interest on, each Bank's Applicable Percentage of the Bank Construction Loans shall be evidenced by one separate promissory note for each Bank, substantially in the form of
Schedule 2.4(a) with blanks appropriately completed in conformity herewith (individually, a "Bank Construction Note" and, collectively, the "Bank Construction Notes"), payable to the order of such Bank. All Bank Construction Loans made by each Bank, and all payments and prepayments made on account of the principal thereof, shall be recorded by such Bank on the schedule attached to its respective Bank Construction Note, it being understood however that failure by any Bank to make any such endorsement or any error therein shall not affect the obligations of VPCC hereunder in respect of such Bank Construction Loans evidenced thereby.

(b) Each of the Bank Construction Notes shall (i) be dated the Effective Date, (ii) be in a stated principal amount equal to the Bank Commitment of the Bank to whom the Bank Construction Note is payable, and be payable in the principal amount of the Bank Construction Loans evidenced thereby, (iii) mature on the Construction Financing Repayment Date, (iv) be subject to prepayment as provided in this Agreement, (v) bear interest as provided herein and (vi) be entitled to the benefits of this Agreement and the Bank Financing Security Documents.

(c) VPCC's obligation to pay the principal of, and interest on, each Bank's Applicable Percentage of the Bank Term Loans shall be evidenced by one separate promissory note for each Bank, substantially in the form of Schedule 2.4(c) with blanks appropriately completed in conformity herewith (individually, a "Bank Term Note" and, collectively, the "Bank Term Notes"), payable to the order of such Bank. The Bank Term Notes shall be executed by VPCC and delivered by VPCC to the appropriate Bank on the Conversion Date. Each Bank's Applicable Percentage of the Bank Term Loans, and all payments and prepayments on the account of the principal thereof, shall be recorded by such Bank on the Schedule attached to its respective Bank Term Note, it being understood however that failure by any Bank to make any such endorsement or any error therein shall not affect the obligations of VPCC hereunder in respect of such Bank Term Loans evidenced thereby.

(d) Each of the Bank Term Notes shall (i) be dated the Conversion Date, (ii) be in a stated principal amount equal to the unpaid principal amount of the Bank Construction Note of the Bank to whom such Bank Term Note is payable, (iii) carry the rights to unpaid interest that were carried by the Bank Construction Note of the Bank to whom such Bank Term Note is payable, (iv) mature on the Maturity Date, (v) be subject to prepayment as provided in this Agreement, (vi) bear interest as provided herein and (vii) be entitled to the benefits of this Agreement and the Bank Financing Security Documents.

Section 2.5 Interest. (a) VPCC shall select each Interest Period and the Interest Rate therefor by giving written notice of such selection to the Bank Agent by 12:00 noon (New York time) at least three (3) Business Days before the first day of such Interest Period, in the case of an Interest Period based on LIBOR, and by 12:00 noon (New York time) at least one (1) Business Day before the first day of such Interest Period, in the case of an Interest Period based on the Base Rate; provided that:

(i) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of an Interest Period using LIBOR, such Business Day falls in another Month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)  any Interest Period using LIBOR which begins on the last
Business Day of a Month (or on a day for which there is no numerically corresponding day in the Month in which such Interest
Period ends) shall, subject to clause (iv) below, end on the last
Business Day of a Month;

(iii) no Bank Construction Loan upon first being made shall be divided into or allocated among more than two (2) Interest Periods;

(iv) prior to the Conversion Date, no Interest Period for any Bank Construction Loan shall extend beyond the Construction Financing Repayment Date and, on and after the Conversion Date, no Interest Period for any Bank Term Loan shall extend beyond the Maturity Date;

(v) unless otherwise consented to by the Bank Agent, at no time shall the outstanding principal amounts of the Bank Loans accrue interest pursuant to more than six (6) Interest Periods (each variation in time or in the basis upon which interest is calculated constituting an Interest Period);

(vi) if any Interest Period chosen by VPCC with respect to any Bank Term Loan includes a Principal Repayment Date but such Interest Period would not begin or end on such Principal Repayment Date, then (x) the portion of the principal amount of the Bank Term Loan to which such Interest Period applies which is required to be repaid on such Principal Repayment Date shall have an Interest Period ending on such Principal Repayment Date and (y) the remainder, if any, of the outstanding principal amount of the Bank Term Loan shall have an Interest Period determined as so selected by VPCC; and

(vii) the Interest Period and the Interest Rate chosen by VPCC with respect to any Bank Loan or portion of the principal amount thereof shall at no time be different from the Interest Period and the Interest Rate chosen by the Partnership with respect to the Project Loan or portion of the principal amount thereof which corresponds to such Bank Loan or portion of the principal amount thereof.

Such notice shall specify the Interest Rate and Interest Period (if the Interest Rate selected is based on LIBOR) selected by VPCC and the amount or amounts of each Bank Loan (which shall be, in the case of an Interest Rate based on LIBOR, not less than $1 million) that shall bear interest at such Interest Rate for such Interest Period. In the event VPCC fails to provide such notice to the Bank Agent within such time, the Interest Rate shall be at the rate per annum equal to the Base Rate plus the Base Rate Margin.
(b) On each Interest Payment Date, VPCC shall pay to the Bank Agent in Dollars, for the account of the Banks, interest in respect of each Interest Period on the daily unpaid principal amounts of any Bank Loan outstanding during such Interest Period in arrears at the rates per annum equal to the Interest Rates in effect applicable to each such period (it being understood and agreed, however, that (x) pursuant to the Common Agreement (as amended by the Post Closing Conditions Agreement) VPCC shall irrevocably instruct all parties required to make any payments to VPCC under the Interest Rate Cap Agreements to make all such payments directly to the Bank Agent and (y) the Dollar amount of interest otherwise payable pursuant to this Section 2.5(b) by VPCC to the Bank Agent on any Interest Payment Date shall be reduced by an amount equal to the amount actually received on such Interest Payment Date by the Bank Agent from such parties under the Interest Rate Cap Agreements). Interest shall be computed on the basis of the actual number of days elapsed and (i) a year of 360 days for Interest Rates based on LIBOR and (ii) a year of 365 or 366 days, as appropriate, for Interest Rates based on the Base Rate.

(c) Without prejudice to the remedies available to the Banks and the Bank Agent under this Agreement, or otherwise, VPCC shall pay in Dollars interest on any principal of or interest on any Bank Loan, or any other amount (including, without limitation, Bank Commitment Commission and Bank Agent Fees) payable to the Banks or the Bank Agent under this Agreement, the Bank Notes or any other Financing Document which is not paid when due (whether by lapse of time, acceleration, requirement for mandatory prepayment or otherwise), for each day that such amounts are overdue until payment in full thereof, at the rate per annum equal to the Default Rate computed on the basis of the actual number of days elapsed and a year of 365 or 366 days, as appropriate. Such interest shall be payable by VPCC to the Bank Agent, for the account of the Bank Financing Secured Party to whom the payment obligation giving rise to the obligation to pay such interest is owed from time to time, upon demand by the Bank Agent, on each Quarterly Date and on the date such obligation is paid in full.

(d) The obligation of VPCC to pay interest as provided in Section 2.5(c) shall be without prejudice to its obligation to pay principal and interest in accordance with Sections 2.5(b), 2.5(e) and 2.6 and any other amounts payable under this Agreement, the Bank Notes or any other Financing Document.

(e) VPCC shall pay in Dollars to each Bank, so long as such Bank shall be required under regulations of the Board of Governors to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities ("Required Reserves"), additional interest on the unpaid principal amount of each Bank Loan of such Bank which is then outstanding and at such time is subject to an Interest Period using LIBOR, from the date of the commencement of each such Interest Period until the end thereof, at an interest rate per annum equal at all times to the difference obtained by subtracting (i) LIBOR for such Interest Period from
(ii) the rate obtained by dividing such LIBOR by a percentage equal to 100% minus the LIBOR Reserve Percentage of such Bank in respect of such Required Reserves for such Interest Period. Such additional interest shall be determined by such Bank and notified to VPCC through the Bank Agent no later than ninety (90) days after the end of each Interest Period using LIBOR, and shall be due and payable by VPCC within five (5) days of delivery to VPCC of such Bank's certificate (a copy of which certificate the Bank Agent shall also transmit to the Partnership) setting forth the amount of such additional interest, which certificate shall be final and conclusive, provided that such determination is made on a reasonable basis. The foregoing notwithstanding, VPCC shall not be obligated to make any payment under this Section 2.5(e) to the extent such payment is duplicative of any payment made by or on behalf of VPCC pursuant to Section 2.16 hereof as a result of the same event or circumstances.

(f) The parties hereto acknowledge and confirm that (i) pursuant to Section 5.14 of the Collateral Agency Agreement, VPCC has irrevocably instructed the Collateral Agent to transfer or otherwise pay directly to the Bank Agent all amounts representing Project Loan Debt Service or other items of VPCC Financed Secured Obligations owing to VPCC, (ii) amounts representing Project Loan Debt Service include that portion of interest payable on the Project Loans representing premiums payable by VPCC to OPIC under the OPIC Lenders Insurance Contract, (iii) notwithstanding the Bank Agent's receipt of such interest described in clause (ii) above, such interest shall not be deemed to be interest on the Bank Loans and (iv) upon receipt by the Bank Agent of payments of such interest, the Bank Agent shall transfer such payments to OPIC.

Section 2.6 Repayment. (a) VPCC shall on the Deadline Date, if the Bank Construction Loans are not converted into Bank Term Loans on or prior to such date in accordance with the provisions of this Agreement and the Common Agreement, repay to the Bank Agent the entire outstanding principal amounts of the Bank Construction Loans, together with any and all other Bank Financing Secured Obligations of VPCC to the Bank Financing Secured Parties.

(b) If the Conversion Date shall occur, VPCC shall pay on each Principal Repayment Date to the Bank Agent an amount (the "Repayment Amount") equal to the product of (x) the principal amounts of the Bank Term Loans which are outstanding immediately after giving effect to the occurrence of the Conversion Date and
(y) the percentage indicated below for such Principal Repayment
Date:

Principal Repayment Date                Principal Repayment Date


       1        6.09%                 17        3.19%
       2        3.19%                 18        3.19%
       3        3.19%                 19        3.19%
       4        3.19%                 20        3.19%
       5        3.19%                 21        3.19%
       6        3.19%                 22        3.19%
       7        3.19%                 23        3.19%
       8        3.19%                 24        3.19%
       9        3.19%                 25        3.18%
      10        3.19%                 26        3.18%
      11        3.19%                 27        3.18%
      12        3.19%                 28        3.18%
      13        3.19%                 29        3.18%
      14        3.19%                 30        2.32%
      15        3.19%                 31        2.32%
      16        3.19%
On the Maturity Date VPCC shall pay to the Bank Agent an amount equal to the outstanding principal amounts of the Bank Term Loans plus accrued and unpaid interest and fees thereon. Any and all other Bank Financing Secured Obligations of VPCC shall be immediately due and payable to the Bank Agent on the Maturity Date, without demand, and shall be paid by VPCC no later than the close of business on the Maturity Date.

Section 2.7 Bank Financing Fees. (a) VPCC shall pay in Dollars to the Bank Agent for distribution to each Bank a commitment commission (the "Bank Commitment Commission") which shall be at the rate of 0.375% per annum on the daily average of the Total Unutilized Bank Commitment. The Bank Commitment Commission shall begin to accrue on the Effective Date. The Bank Commitment Commission shall be computed on the basis of the actual number of days elapsed and a year of 365 or 366 days, as appropriate, and shall be due and payable in Dollars in arrears on each Quarterly Date, commencing on the first Quarterly Date after the Effective Date, and on the last day of the Bank Financing Availability Period or upon such earlier date as the Total Bank Commitment shall be terminated.

(b) VPCC shall pay to the Bank Agent in Dollars a non-refundable annual agency fee (the "Bank Agent Fee") as follows: (i) $150,000 per annum payable in advance on the Effective Date and annually thereafter on each anniversary of the Effective Date occurring prior to the Conversion Date and (ii) $100,000 per annum payable in advance on each anniversary of the Effective Date occurring on or after the Conversion Date. The foregoing annual amounts shall be escalated on each anniversary of the Effective Date at a rate equal to the annual percentage increase in the United States Consumer Price Index during the period (i) commencing on (x) in the case of the first anniversary of the Effective Date, the Effective Date and
(y) in the case of any subsequent anniversary of the Effective Date, the immediately preceding annual anniversary of the Effective Date and (ii) ending on the annual anniversary of the Effective Date on which such escalation is to occur.

Section 2.8 Payments. (a) Except as otherwise specifically provided herein, payments of principal, interest, Bank Commitment Commission, Bank Agent Fees and any other payment due to the Bank Agent and/or the Banks under this Agreement or any other Financing Document shall be made to the Bank Agent for its own account or for the account of the Bank or Banks entitled thereto, as the case may be, not later than 10:00 a.m. (New York time) on the date when due and shall be made in Dollars, in immediately available funds, to the Bank Agent Account.

(b) If any date for any payment under this Agreement shall not be a Business Day then such payment shall be made on the next succeeding Business Day and interest (or Bank Commitment
Commission, as the case may be) shall continue to accrue for the period from such due date to the next succeeding Business Day.

Section 2.9 Payment Allocation. (a) If the amount of any payment made by VPCC hereunder is less than the total amount due and payable by VPCC to the Banks and/or the Bank Agent, as relevant, as of the date on which such payment is actually made by VPCC, such payment shall be applied in the order of priority set forth in priorities first through seventh of Section 12(f) of the VPCC Assignment and Security Agreement; provided, however, that any payments received from the proceeds of distributions of amounts on deposit in the Project Reserve Account, liquidations of Cash Equivalents representing investments of amounts deposited in the Project Reserve Account or recoveries from Magma on its obligations under Sections 8(h)(ii) or 8(h)(iii) of the Equity Funding Agreement shall be applied in inverse order of the priorities set forth in priorities first through seventh of Section 12(f) of the VPCC Assignment and Security Agreement.

(b)  Payments received by the Bank Agent pursuant to
Section 2.9(a), 2.13 and 2.14 shall be allocated to each Bank based on each Bank's Applicable Percentage.

Section 2.10 Currency of Payment. The obligation of VPCC to pay in Dollars the aggregate amount of the principal of, and interest, Bank Commitment Commission and other charges on, the Bank Loans and any other amounts payable in Dollars under this Agreement or any other Financing Document shall not be deemed to have been novated, discharged or satisfied by any tender of (or recovery under judgment expressed in) any currency other than Dollars, except to the extent to which such tender (or recovery) shall result in the effective payment of such aggregate amount in Dollars at the place where such payment is to be made and, accordingly, the amount (if any) by which any such tender (or recovery) shall fall short of such aggregate amount shall be and remain due to the Banks and/or the Bank Agent, as relevant, as a separate obligation, unaffected by judgment having been obtained (if such is the case) for any other amounts due under or in respect of this Agreement or any other Financing Document.

Section 2.11 Net Payments. (a) VPCC shall cause all payments made by VPCC hereunder for the account of the Banks and/or the Bank Agent to be made without setoff, counterclaim or other defense.

(b) VPCC shall pay or cause to be paid all present and future Republic Taxes now or at any time hereafter levied or imposed on or in connection with the payment of any and all amounts due under this Agreement, the Bank Notes or any other Financing Document, and all payments of principal, interest and other amounts due under this Agreement, the Bank Notes or any other Financing Document shall be made without deduction for or on account of any such Republic Taxes. If any payment (including one required by this sentence or by the succeeding sentences of this Section 2.11(b)) is reduced by a Republic Tax, there shall be due from VPCC together with it a further payment equal to that reduction. If the Bank Agent or any Bank becomes liable for any Republic Tax on account of a payment from which that Republic Tax has not been deducted, or reasonably incurs a cost in connection with a Republic Tax, there shall be due from VPCC as an indemnity on demand by the affected Bank or the Bank Agent, as relevant, a payment equal to that Republic Tax or cost. In the event VPCC is prevented by operation of law or otherwise from paying or causing to be paid such Republic Taxes as aforesaid, the principal, or as the case may be, interest or other amounts due under this Agreement, the Bank Notes or any other Financing Document shall be increased to such amount as may be necessary to yield and remit to each of the Bank Agent and the Banks the full amount it would have received had such payments been made without deduction of such Republic Taxes. VPCC will provide evidence that all Republic Taxes imposed on payments under this Agreement, the Bank Notes or any other Financing Document have been fully paid to the appropriate authorities by delivering official receipts or notarized copies thereof and/or, where applicable, a report of the Monthly Remittance Return of Income Taxes Withheld filed with the Bureau of Internal Revenue of the Republic, in each case within 30 days after payment.

(c) Without limitation to the provisions of Section 2.11(b) above, payments by VPCC to each of the Bank Financing Secured Parties under this Agreement, the Bank Notes and any other Financing Document will be made free and clear of and without deduction for any and all present or future income, stamp, turnover and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and any and all interest, penalties, claims, or other liabilities arising under or relating thereto, including those on any of the Bank Financing Secured Parties or on payments to be made to or received by any of them from VPCC hereunder, under the Bank Notes or under any other Financing Document ("Bank Taxes"), other than Bank Taxes based on the net income of such Bank (including franchise taxes imposed in lieu of net income taxes) imposed by (x) the United States federal government, (y) the jurisdiction where such Bank is organized or has its principal office or (z) the jurisdiction of the branch of such Bank maintaining any Bank Loan (unless such jurisdiction is the Republic), or the branch of the Bank Agent through which it renders its services as Bank Agent ("Excluded Bank Taxes"). If VPCC is required by law to deduct Bank Taxes (other than Excluded Bank Taxes) from such a payment, then the sum payable under the instrument to which the payment relates will be increased so that there is no diminution in the amount any Bank Financing Secured Party actually receives on account of the deduction.

(d) VPCC hereby indemnifies and holds harmless each Bank Financing Secured Party from and against, and agrees to reimburse each Bank on an after-tax basis (computed taking into account any deductions or other benefits available for federal income tax purposes for the Bank Financing Secured Party if it is a United States taxpayer and any deductions and benefits available for income tax purposes in any jurisdiction in which such Bank Financing Secured Party is a taxpayer) on demand for, any and all Bank Taxes paid or incurred by such Bank Financing Secured Party in connection with the transactions contemplated by this Agreement and the other Project Documents; provided, however, that the foregoing indemnity does not cover Excluded Bank Taxes. Reimbursement on an "after-tax basis" means on a basis such that the Bank Financing Secured Party is made whole after taking into account income taxes that the Bank Financing Secured Party will owe on the indemnity or reimbursement payment in any jurisdiction and any related tax benefits, assuming the Bank Financing Secured Party is subject to income taxes at the highest marginal rates. Nothing in this paragraph shall interfere with the right of any Bank Financing Secured Party to arrange its tax affairs in whatever manner it thinks fit and, in particular, no Bank Financing Secured Party is under any obligation to claim a deduction or other benefit relating to these transactions ahead of any other claim, relief, credit, deduction or other benefit to which it is entitled. The applicable Bank Financing Secured Party shall promptly give written notice to VPCC (but in no event later than sixty (60) days) after such Bank Financing Secured Party has actual knowledge of the imposition of any Bank Taxes subject to indemnification hereunder; provided, however, that failure to give such notice within such sixty (60) day period will not relieve VPCC of the obligation to indemnify such Bank Financing Secured Party in accordance with the terms hereof, except to the extent of interest that would have been avoided had the notice been given prior to the end of such sixty (60) day period.

(e) (i) VPCC will provide evidence that all Bank Taxes imposed on payments under this Agreement, any Bank Loan, the Bank Notes or any related instrument have been fully paid to the appropriate authorities by delivering official receipts or notarized copies to the Bank Agent within 30 days after payment. VPCC will compensate any Bank Financing Secured Party that has to pay any Bank Taxes because VPCC failed to timely furnish such evidence; provided, that prior to paying such Bank Taxes, such Bank Financing Secured Party shall have notified VPCC of its intent to make such payment.

(ii) If VPCC requests promptly in writing after receipt of any notice under Section 2.11(d) hereof, such Bank Financing Secured Party will contest in good faith the Bank Taxes at VPCC's expense, keep VPCC fully informed about the progress of the contest, and not compromise or otherwise settle the contest without VPCC's consent (which shall not be unreasonably withheld or delayed); provided that the Bank Financing Secured Party may in its sole discretion select the forum for the contest and determine whether the contest will be by resisting payment of the Bank Taxes or by paying the Bank Taxes and seeking a refund; provided further that the Bank Financing Secured Party will be under no obligation to contest unless (A) if the Bank Financing Secured Party requests, VPCC has provided the Bank Financing Secured Party an opinion of independent tax counsel selected by VPCC and reasonably acceptable to the Bank Financing Secured Party to the effect that there is a reasonable basis for the contest, (B) the amount in controversy is at least $75,000, (C) the Bank Financing Secured Party has received satisfactory indemnification and security for any liability, loss, cost or expense arising out of the contest (including, but not limited to, all legal and accounting fees and expenses, penalties, interest and additions to tax), (D) if requested by the Bank Financing Secured Party, VPCC has admitted in writing its duty to indemnify the Bank Financing Secured Party for the Bank Taxes if the contest is lost (but such admission shall not preclude VPCC from raising a defense to liability if a court of competent jurisdiction has rendered a decision articulating the cause of such Bank Taxes, and the cause is not one for which VPCC is responsible under this Section 2.11), and (E) if the contest is conducted in a manner that requires paying all or part of the Bank Taxes, VPCC has paid the amount required.

(f) Upon becoming a party to this Agreement, each Bank agrees that it will deliver to the Bank Agent and VPCC (i) either (A) a letter stating that it is incorporated under the laws of the United States of America or a state thereof or (B) if it is not so incorporated, two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, certifying in each case that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax. If any Bank delivers to VPCC and the Bank Agent a Form 1001 or 4224 and Form W-8 or W-9 pursuant to the immediately preceding sentence, it shall deliver to VPCC and the Bank Agent two further copies of such Form 1001 or 4224, and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to VPCC, and such extensions or renewals thereof as may reasonably be requested by VPCC, certifying in the case of a Form 1001 or 4224 that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises VPCC that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax. The provisions of this Section 2.11(f) shall apply to any successor holder of a Bank Note.

(g) Notwithstanding the foregoing, if (i) (A) any Bank has previously delivered to VPCC and the Bank Agent a Form 4224 or successor applicable form and (B) by virtue of any action taken or not taken voluntarily by such Bank, such Bank is not lawfully entitled to deliver a subsequent Form 4224 or applicable successor form solely as a result of such Bank's failure to be engaged in the active conduct of a trade or business in the United States or a determination that all amounts to be paid to such Bank hereunder are not effectively connected to such trade or business or (ii) any Bank fails to provide any form required under Section 2.11(f) hereof at a time when such Bank is qualified to provide such form, VPCC shall be under no obligation to compensate or indemnify such Bank under this Section 2.11 or otherwise with respect to any Bank Tax required to be paid or withheld under United States federal income tax law that would not have been required to be paid or withheld had such Bank so delivered such Form 4224, applicable successor form or other form.

(h) Notwithstanding anything contained in this Section 2.11, VPCC shall not be required to indemnify or reimburse any Bank who has failed to make available to the Bank Agent its portion of any Bank Loan on the date required to be made available to the Bank Agent pursuant to this Agreement after the Bank Agent has made written demand upon such Bank for such payment for any additional documentary stamp taxes or intangibles taxes incurred by such Bank solely as a result of such failure.

Section 2.12  Termination of Bank Commitments.  The Bank
Commitments of the Banks shall automatically terminate in accordance with the provisions of Section 5 of the Common
Agreement.

Section 2.13 Voluntary Prepayment. Subject to any required Governmental Approvals having been obtained (including from the Central Bank), VPCC shall have the right, at any time on at least
(a) ten (10) but not more than forty-five (45) Business Days prior written notice to the Bank Agent (which notice the Bank Agent shall promptly transmit to the Banks), to prepay a part of the principal amounts then outstanding of the Bank Term Loans, and (b) twenty
(20) but not more than forty-five (45) Business Days prior written notice to the Bank Agent (which notice the Bank Agent shall promptly transmit to the Banks), to prepay all of the outstanding principal amount of the Bank Term Loans, in each case, without premium or penalty; provided that (a) no prepayment of any part of the principal amount of the Bank Term Loans bearing interest using LIBOR shall be made on a day which is not the last day of an Interest Period with respect thereto unless VPCC pays the Bank Agent the amounts determined by the Banks to be payable pursuant to
Section 2.15 hereof, (b) all accrued interest on the principal amounts of the Bank Term Loans to be prepaid and all other amounts then due hereunder are paid at the same time, and (c) in the case of partial prepayment, such prepayment shall be in an amount equal to $1 million or whole number multiples thereof. Upon delivery of any such notice, VPCC shall be obligated to effect prepayment in accordance with the terms thereof. All partial prepayments of the Bank Term Loans pursuant to this Section 2.13 shall be applied pro rata to remaining repayments of principal. Notwithstanding the generality of the foregoing, VPCC acknowledges and agrees that if at any time the Partnership prepays a part or all of the principal amounts then outstanding of Project Term Loans pursuant to Section
2.13 of the Project Credit Agreement, then VPCC shall prepay the principal amounts then outstanding of Bank Term Loans which correspond to such Project Term Loans. VPCC further acknowledges and agrees that it shall not prepay the principal amounts then outstanding of any Bank Term Loan unless the Partnership, pursuant to Section 2.13 of the Project Credit Agreement, prepays the principal amount outstanding of the Project Term Loan which corresponds to such Bank Term Loan.

Section 2.14 Mandatory Prepayments; Etc. (a) VPCC shall, without demand or notice, make prepayments to the Bank Agent as follows:

(i) on the applicable dates set forth in Section 3.04(b) of the Disbursement Agreement, VPCC shall make prepayments of the Bank Construction Loans using all funds withdrawn and transferred to the Bank Agent Account from the Project Reserve Account by the Collateral Agent pursuant to priority FIRST of Section 3.04(b) of the Disbursement Agreement;

(ii)on any Principal Repayment Date on which the Debt Service Coverage Ratio is less than 1.2:1, VPCC shall make prepayments of the Bank Term Loans to the Bank Agent using all funds in the Dollar Project Control Account made available to the Partnership by the Collateral Agent pursuant to priority SIXTH of Section 3.02(d)(ii) of the Disbursement Agreement for the purpose of making mandatory prepayments of Project Term Loans held by VPCC (it being understood and agreed that VPCC has irrevocably instructed the Collateral Agent to transfer all monies which otherwise would have been transferred to VPCC pursuant to such priority SIXTH directly to the Bank Agent and that, upon receipt by the Bank Agent of all such monies, the prepayment required by this Section 2.14(a)(ii) shall be deemed made);

(iii) on the Conversion Date, immediately prior to the conversion of the Bank Construction Loans into Bank Term Loans, VPCC shall make prepayments of the Bank Construction Loans to the Bank Agent using all funds in the Debt Reserve Cash Collateral Account made available to the Partnership by the Collateral Agent pursuant to
Section 3.03(a) of the Disbursement Agreement for the purpose of making a mandatory prepayment of the Project Construction Loans held by VPCC (it being understood and agreed that VPCC has irrevocably instructed the Collateral Agent to transfer all monies which otherwise would have been transferred to VPCC on the Conversion Date pursuant to such Section 3.03(a) of the Disbursement Agreement directly to the Bank Agent and that, upon receipt by the Bank Agent of all such monies, the prepayment required by this Section 2.14(a)(iii) shall be deemed made);

(iv) on the applicable dates set forth in Section 3.05 of the Disbursement Agreement, VPCC shall make prepayments of the Bank Term Loans to the Bank Agent using all funds in the Distribution Retention Account made available to the Partnership by the Collateral Agent pursuant to Section 3.05 of the Disbursement Agreement for the purpose of making mandatory prepayments of the Project Term Loans held by VPCC (it being understood and agreed that VPCC has irrevocably instructed the Collateral Agent to transfer all monies which otherwise would have been transferred to VPCC on such applicable dates pursuant to such Section 3.05 of the Disbursement Agreement directly to the Bank Agent and that, upon receipt by the Bank Agent of all such monies on such applicable dates, the prepayment required by this Section 2.14(a)(iv) shall be deemed made);

(v) on the applicable dates set forth in Sections 3.07(a), 3.07(c) and 3.07(d) of the Disbursement Agreement, VPCC shall make prepayments of the Bank Construction Loans or the Bank Term Loans, as the case may be, to the Bank Agent using all funds in the Contingency Account made available to the Partnership by the Collateral Agent pursuant to Sections 3.07(a), 3.07(c) and 3.07(d) of the Disbursement Agreement for the purpose of making mandatory prepayments of Project Construction Loans or Project Term Loans, as the case may be, held by VPCC (it being understood and agreed that VPCC has irrevocably instructed the Collateral Agent to transfer all monies which otherwise would have been transferred to VPCC on such applicable dates pursuant to such Section 3.07(a), 3.07(c), and 3.07(d) of the Disbursement Agreement directly to the Bank Agent and that, upon receipt by the Bank Agent of all such monies on such applicable dates, the prepayment required by this Section 2.14(a)(v) shall be deemed made);

(vi) in the event of a casualty loss affecting the Project or a condemnation of the Project, in each case that is an Event of Loss, VPCC shall make prepayments of the Bank Construction Loans or the Bank Term Loans, as the case may be, to the Bank Agent as and when Insurance Proceeds and/or condemnation proceeds are made available to the Partnership by the Collateral Agent pursuant to Section 2.03 of the Assignment and Security Agreement for the purpose of making mandatory prepayments of Project Construction Loans or Project Term Loans, as the case may be, held by VPCC (it being understood and agreed that VPCC has irrevocably instructed the Collateral Agent to transfer all monies which otherwise would have been transferred to VPCC pursuant to such Section 2.03 of the Assignment and Security Agreement directly to the Bank Agent and that, upon receipt by the Bank Agent of all such monies, the prepayment required by this
Section 2.14(a)(vi) shall be deemed made); and

(vii) on each date, if any, on which OPIC makes any prepayment of the "covered amount" referred to in the OPIC Lenders Insurance Contract, VPCC shall make prepayments of the Bank Construction Loans or the Bank Term Loans, as the case may be, using all funds payable to VPCC by OPIC on account of such prepayment.

(b) All prepayments of the Bank Term Loans pursuant to Section 2.14(a) above shall be applied against remaining repayments of principal in inverse order of maturity, except that any prepayments of the Bank Term Loans pursuant to Section 2.14(a) above out of funds made available to the Partnership by the Collateral Agent pursuant to Sections 3.07(a) and 3.07(d) of the Disbursement Agreement for the purpose of making prepayments of Project Loans shall be applied pro rata to remaining repayments of principal.

(c)  Payments received by the Bank Agent from Magma pursuant to
Section 2(a) of the Political Risk Agreement shall be applied against the scheduled payment, or part thereof, of principal or interest due under this Agreement which gave rise to the obligation of Magma to make such payments. Payments received by the Bank Agent from Magma pursuant to Section 2(b) of the Political Risk Agreement shall be applied against remaining repayments of principal in inverse order of maturity.

(d) Payments received by the Bank Agent in respect of the OPIC Equity Insurance Collateral pursuant to Section 2(c) of the Political Risk Agreement shall be applied to those scheduled payments or future scheduled payments, as the case may be, of principal or interest under this Agreement which Magma is obligated to pay pursuant to Section 2(a) or 2(b), as the case may be, of the Political Risk Agreement. Any other payments received by the Bank Agent in respect of the OPIC Equity Insurance Collateral shall be used to prepay Bank Construction Loans or Bank Term Loans, as the case may be, in inverse order of maturity.

Section 2.15 Funding Costs. If, as a result of (a) any failure by VPCC to pay when due the principal amount of or interest on any Bank Loan (or portion thereof) having an Interest Rate determined using LIBOR, (b) any failure by VPCC to make a borrowing of any Bank Loan having an Interest Rate determined using LIBOR after VPCC has selected an Interest Rate using LIBOR with respect to such borrowing pursuant to Section 2.5(a) hereof, (c) any failure by VPCC to make a conversion of any Bank Loan having an Interest Rate determined using the Base Rate to a Bank Loan having an Interest Rate determined using LIBOR after VPCC has given any notice required hereunder electing such conversion, (d) any failure by VPCC to make any prepayment of any Bank Loan having an Interest Rate determined using LIBOR after VPCC has given any notice required hereunder regarding such prepayment or (e) the making of a payment or prepayment (including, without limitation, on acceleration) or the conversion of any Bank Loan having an Interest Rate determined using LIBOR on a day which is not the last day of an Interest Period with respect thereto, any Bank shall incur any costs, expenses or losses, VPCC shall pay, in Dollars, upon request by such Bank the amount which such Bank shall notify VPCC as being the aggregate of such costs, expenses and losses. For the purposes of the preceding sentence, "costs, expenses or losses" shall include, without limitation, any interest paid or payable to carry any unpaid amount and any loss, premium, penalty or expense which may be incurred in liquidating or employing deposits of or borrowings from third parties in order to make, maintain or fund the Bank Loans or any portion thereof (but in the case of a late payment, after taking into account any default interest received under Section 2.5(c)).

Section 2.16 Maintenance Amount. (a) On each Interest Payment Date, VPCC shall pay in Dollars, in addition to interest on the Bank Loans, the amount which any Bank shall from time to time notify to VPCC and the Bank Agent (which notice the Bank Agent shall transmit to the Partnership) as being the aggregate of the Maintenance Amount (as defined in subsection (b) below), if any, of such Bank accrued and unpaid prior to such Interest Payment Date.

(b) For the purposes of subsection (a) above, the following terms shall have the following meanings:

(i) "Maintenance Amount" means the amount, if any, certified in the Maintenance Amount Certification to be the net incremental costs of the affected Bank with respect to the making or maintaining of any Bank Loan which result from (A) any change in Applicable Law and/or (B) any compliance with any request from, or requirement of, any central bank or other monetary or other comparable authority, which in either case, subsequent to the date of this Agreement, shall:

(1) impose, modify or deem applicable any reserve, special deposit or similar requirements against assets held by, or deposits with or for the account of, or loans by, such Bank;

(2) impose a cost on such Bank as a result of its having made any Bank Loan or reduce the rate of return on the overall capital of such Bank which it would have been able to achieve if it had not made such Bank Loan;
(3) change the basis of taxation on payments received by such Bank in respect of its Bank Loans otherwise than by a change in taxation of the overall net income of such Bank; or

(4) impose on such Bank any other condition regarding the making or maintaining of the Bank Loans; and

(ii) the term "Maintenance Amount Certification" means a certification furnished from time to time by any Bank to VPCC and the Bank Agent, certifying:

(A)  the circumstances giving rise to the Maintenance Amount;

(B)  that such net costs have increased;

(C) that, in the opinion of such Bank, it has exercised reasonable efforts to minimize or eliminate such increase; and

(D)  the Maintenance Amount.

(c) Notwithstanding anything in Section 2.13, and subject to any Governmental Approvals having been obtained (including from the Central Bank), VPCC shall have the right on any Interest Payment Date for the Bank Loans upon not less than forty-five (45) days' prior written notice to the Bank Agent and the affected Bank (which notice shall be irrevocable and shall bind VPCC to make the prepayment specified below) and upon payment of all accrued interest and Maintenance Amount (if any) on the amount to be prepaid, to prepay all or, as the case may be, that portion of the Bank Loans of which a Bank informs VPCC and the Bank Agent that Maintenance Amount is then being charged; provided, however, that no prepayment of any part of any Bank Loan bearing interest using LIBOR shall be made on any Interest Payment Date which is not the last day of an Interest Period with respect thereto unless VPCC pays the affected Bank the amounts determined by such Bank to be payable pursuant to Section 2.15 hereof.

Section 2.17 Illegality of Participation. (a) Notwithstanding any other provision of this Agreement, if, subsequent to the date of this Agreement, the making, funding or continuance of any Bank Commitment or any Bank Loan has been made (x) unlawful by any change made in any Applicable Law, (y) impossible by compliance by a Bank with any request of a Governmental Authority (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the inter bank Eurodollar market, VPCC shall, upon notice by the affected Bank or Banks (but subject to the approval of the appropriate Governmental Authorities (including the Central Bank), which VPCC agrees to take all reasonable steps to obtain as quickly as possible, if such approval is then required), prepay in full and on the next occurring Interest Payment Date unless the effect of the Applicable Law, request or contingency requires earlier or immediate repayment, in which case, on such earlier date or immediately, as relevant, that portion of the principal amount of the Bank Loans affected thereby together with all accrued interest and Maintenance Amount (if any) thereon and all amounts, if any, determined by each affected Bank to be payable to it pursuant to Section 2.15 hereof. In addition, the Bank Commitment of the affected Bank or Banks to make Bank Loans similar to those affected by the foregoing shall terminate immediately.

(b) Notwithstanding any other provision of this Agreement, if, subsequent to the date of this Agreement, the making, funding or continuance by any Bank of its proportionate interest in any Bank Loan bearing interest based on LIBOR has been made (x) unlawful by any change made in any Applicable Law or (y) impossible by compliance by such Bank with any request of a Governmental Authority (whether or not having the force of law), then such Bank shall promptly give notice thereof to VPCC and the Bank Agent and the obligation of such Bank to make or continue, or to convert Bank Loans into, Bank Loans bearing interest based on LIBOR shall be immediately suspended and during such suspension be converted into an obligation to do the same with respect to Bank Loans bearing interest at the rate per annum equal to the Base Rate plus the Base Rate Margin; provided, however, that if such Bank determines that it may lawfully continue to maintain and fund any outstanding Bank Loans bearing interest based on LIBOR until the end of the applicable Interest Period then in effect with respect thereto, upon written notice from VPCC to such Bank and the Bank Agent, such outstanding Bank Loans shall be converted into Bank Loans bearing interest at the rate per annum equal to the Base Rate plus the Base Rate Margin on the last day of the then current Interest Period applicable to such Bank Loans.

Section 2.18 Substitute Basis of Borrowing. If, on or before the first day of any Interest Period relating to the Bank Loans, either
(a) the Bank Agent determines that, for whatever reason, deposits in Dollars for a period equal to such Interest Period or in the relevant amounts are not being offered generally to banks in the London interbank market or (b) the Bank Agent receives notice from the Required Banks that the Interest Rate then in effect based on LIBOR for such Interest Period will not adequately reflect the cost to such Required Banks of making, funding or otherwise maintaining their Bank Loans for such Interest Period, the Bank Agent shall promptly notify VPCC, the Banks and the Partnership of such event and interest for such Interest Period with respect to a scheduled Bank Construction Loan and for outstanding Bank Loans for which interest is then scheduled to be determined shall accrue at the rate per annum equal to the Base Rate plus the Base Rate Margin.

Section 2.19 Mitigation Provision. Each Bank agrees that (a) as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition arising after the date hereof that would cause it to be affected under Section 2.17 and
(b) as promptly as practicable after it has made a determination to make a claim for amounts under Section 2.11(b), 2.15 or 2.16 with respect to events or conditions arising after the date hereof, it shall notify VPCC of the same and use commercially reasonable efforts (consistent with legal and regulatory restrictions and such Bank's internal policies) to mitigate the effect of such provisions on VPCC, including (i) in the case of Sections 2.11(b), 2.16 or 2.17, efforts to make, fund or maintain its Loans through another office of such Bank and (ii) in the case of Section 2.15, efforts to reemploy amounts held by such Bank, (x) if as a result thereof the additional moneys which would otherwise be required to be paid to such Bank pursuant to any of such provisions of this Agreement would be reduced, or the illegality or other adverse circumstances which would otherwise require a prepayment of such Bank Loans pursuant to any of such provisions would cease to exist, and (y) if, as determined by such Bank in good faith, the making, funding, issuing or maintaining of such Bank Loan through such other office would not otherwise adversely affect such Bank.



Section 3

The Bank Agent

Section 3.1 Appointment. The Banks hereby designate Credit Suisse, as Bank Agent to act as specified herein, in the Bank Financing Security Documents, in the Political Risk Agreement, in the Common Agreement, in any other Financing Document, in the Intercreditor Agreement and in the IE Engagement Agreement. Each Bank hereby irrevocably authorizes the Bank Agent to take such action on its behalf under the provisions of this Agreement, the Bank Financing Security Documents, the Political Risk Agreement, the Common Agreement, the other Financing Documents, the Intercreditor Agreement, the IE Engagement Agreement and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Bank Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Bank Agent may perform any of its duties hereunder by or through its officers, directors, agents or employees.

Section 3.2 Nature of Duties. The Bank Agent shall have no duties or responsibilities except those expressly set forth in this Agreement, the Bank Financing Security Documents, the Political Risk Agreement, the Common Agreement, the other Financing Documents, the Intercreditor Agreement and the IE Engagement Agreement. Neither the Bank Agent nor any of its officers, directors, agents or employees shall be liable for any action taken or omitted by it or them hereunder, under the Bank Financing Security Documents, under the Political Risk Agreement, under the Common Agreement, under any other Financing Document, or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Bank Agent shall be mechanical and administrative in nature; the Bank Agent shall not have by reason of this Agreement, the Bank Financing Security Documents, the Political Risk Agreement, the Common Agreement, any other Financing Document, the Intercreditor Agreement or the IE Engagement Agreement a fiduciary relationship in respect of any Bank; and nothing in this Agreement, the Bank Financing Security Documents, the Political Risk Agreement, the Common Agreement, any other Financing Document, the Intercreditor Agreement or the IE Engagement Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Bank Agent any obligations in respect of this Agreement, the Bank Financing Security Documents, the Political Risk Agreement, the Common Agreement, any other Financing Document, the Intercreditor Agreement or the IE Engagement Agreement except as expressly set forth herein or therein.

Section 3.3 Lack of Reliance on the Bank Agent. Independently and without reliance upon the Bank Agent, each Bank, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of VPCC and the Partnership in connection with the making and the continuance of the Bank Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of VPCC and the Partnership and the Bank Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of the Bank Loans or at any time or times thereafter, except that the Bank Agent shall provide each Bank with copies of material documents and other material information provided to the Bank Agent or the Partnership by VPCC or the Partnership pursuant to this Agreement, the Common Agreement or any other Financing Document promptly after the Bank Agent's receipt thereof. The Bank Agent shall not be responsible to any Bank for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith, with the Bank Financing Security Documents, the Political Risk Agreement, the Common Agreement, any other Financing Document, the Intercreditor Agreement or the IE Engagement Agreement or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement, the Bank Financing Security Documents, the Political Risk Agreement, the Common Agreement, any other Financing Document, the Intercreditor Agreement or the IE Engagement Agreement or the financial condition of VPCC or the Partnership or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Bank Financing Security Documents, the Political Risk Agreement, the Common Agreement, any other Financing Document, the Intercreditor Agreement or the IE Engagement Agreement or the financial condition of VPCC or the Partnership or the existence or possible existence of any Default or Event of Default.

Section 3.4 Certain Rights of the Bank Agent. If the Bank Agent shall request instructions from the Required Banks with respect to any act or action (including failure to act) in connection with this Agreement, the Bank Financing Security Documents, the Political Risk Agreement, the Common Agreement, any other Financing Document, the Intercreditor Agreement or the IE Engagement Agreement, the Bank Agent shall be entitled to refrain from such act or taking such action unless and until the Bank Agent shall have received instructions from the Required Banks; and the Bank Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Bank shall have any right of action whatsoever against the Bank Agent as a result of the Bank Agent acting or refraining from acting hereunder, under the Bank Financing Security Documents, the Political Risk Agreement, the Common Agreement, any other Financing Document, the Intercreditor Agreement or the IE Engagement Agreement in accordance with the instructions of the Required Banks.

Section 3.5 Reliance. The Bank Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Bank Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement, the Bank Financing Security Documents, the Political Risk Agreement, the Common Agreement, any other Financing Document, the Intercreditor Agreement or the IE Engagement Agreement and its duties hereunder and thereunder, upon advice of counsel selected by it.

Section 3.6 Indemnification. To the extent the Bank Agent is not reimbursed and indemnified by VPCC, the Banks will reimburse and indemnify the Bank Agent in proportion to their respective Applicable Percentages of the Total Bank Commitment for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Bank Agent in performing its duties hereunder, under the Bank Financing Security Documents, the Political Risk Agreement, the Common Agreement, any other Financing Document, the Intercreditor Agreement or the IE Engagement Agreement or in any way relating to or arising out of this Agreement, the Bank Financing Security Documents, the Political Risk Agreement, the Common Agreement, any other Financing Document, the Intercreditor Agreement or the IE Engagement Agreement; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Bank Agent's gross negligence or willful misconduct.

Section 3.7 The Bank Agent in its Individual Capacity. With respect to any obligation the Bank Agent may have to make Bank Loans under this Agreement, the Bank Agent shall have the rights and powers specified herein or in any other Project Document for a Bank and a Bank Financing Secured Party and may exercise the same rights and powers as though it were not performing the duties of the Bank Agent specified herein; and the term "Banks", "Required Banks", "Bank Financing Secured Parties" or any similar terms shall, unless the context clearly otherwise indicates, include the Bank Agent in its individual capacity. The Bank Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with VPCC, the Partnership or any Affiliate of VPCC or the Partnership as if it were not performing the duties specified herein, and may accept fees and other consideration from VPCC for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

Section 3.8 Resignation by the Bank Agent. (a) The Bank Agent may resign from the performance of all its functions and duties hereunder and/or under the other Financing Documents at any time by giving thirty (30) days' prior written notice to VPCC and the Banks. Such resignation shall take effect upon the appointment of a successor Bank Agent pursuant to clause (b) or (c) below or as otherwise provided below.

(b) Upon any such notice of resignation, the Required Banks shall appoint a successor Bank Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to VPCC, such acceptance not to be unreasonably withheld or delayed.

(c) If a successor Bank Agent shall not have been so appointed within such thirty (30) day period, the Bank Agent may then appoint a successor Bank Agent who shall be a commercial bank or trust company reasonably acceptable to VPCC, such acceptance not to be unreasonably withheld or delayed, and who shall serve as Bank Agent hereunder or thereunder until such time, if any, as the Required Banks appoint a successor Bank Agent as provided above.

(d) If no successor Bank Agent has been appointed pursuant to clause (b) or (c) above by the forty-fifth (45th) day after the date such notice of resignation was given by the Bank Agent, the Bank Agent or any Bank may petition any court of competent jurisdiction for the appointment of a successor Bank Agent. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, appoint a successor Bank Agent who shall serve as Bank Agent hereunder or thereunder until such time, if any, as the Required Banks appoint a successor Bank Agent as provided above.

Section 3.9 No Amendment to Duties of Bank Agent or Project Administrative Agent Without Consent. Neither the Bank Agent nor the Project Administrative Agent shall be bound by any waiver, amendment, supplement or modification of this Agreement which affects its rights or duties under this Agreement unless it shall have given its prior written consent, as Bank Agent or as Project Administrative Agent, as the case may be, thereto.



Section 4

Miscellaneous

Section 4.1 Notices. Except as otherwise expressly provided herein, (a) all notices and other communications provided for hereunder shall be provided in writing (including telegraphic, telex, facsimile or cable communication) and shall be sent by telecopy, telex, telegraph or cable with the original of such communication dispatched by (if inland) overnight or (if overseas) international courier and, if such courier service is not available, by registered airmail (or, if inland, registered first-class mail) with postage prepaid to VPCC, the Bank Agent and the Project Administrative Agent at their respective addresses specified below and to the Banks at their respective addresses specified in Schedule I, or at such other address as shall be designated by such Person in a written notice to the other parties hereto and (b) all such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective seven (7) days after being deposited in the mails in the manner as aforesaid, when delivered to the telegraph company or cable company (if inland), one (1) day or (if overseas) three (3) days after delivery to a courier in the manner as aforesaid, as the case may be, or when sent by telex (with the correct answer back) or telecopier:

Addresses:


If to VPCC:

VISAYAS POWER CAPITAL CORPORATION
c/o Lord Securities Corporation
Two Wall Street, 19th Floor
New York, New York  10005

Attn:  Kevin P. Burns, Vice President
Tel:  (212) 346-9000
Fax:  (212) 346-9012
with copies to:

Loeb and Loeb
345 Park Avenue
New York, New York  10154-0037

Attn:  Christopher K. Aidun, Esq.
Tel:  (212) 407-4000
Fax:  (212) 407-4990
If to the Bank Agent or the Project Administrative Agent:

CREDIT SUISSE
Tower 49
12 East 49th Street
New York, New York  10017

Attn:  Project Finance
Tel:  (212) 238-2000
Fax:  (212) 238-5390
Telex:  420149

Section 4.2 English Language. All documents to be furnished or communications to be given or made under this Agreement or any other Financing Document by VPCC shall be in the English language or, if in another language, shall be accompanied by a translation into English certified by a representative of VPCC or the Partnership, which translation shall be the governing version among VPCC, the Banks, the Bank Agent and the Project Administrative Agent.

Section 4.3 Indemnities and Expenses. (a) VPCC shall, whether or not the transactions herein contemplated are consummated, pay or reimburse promptly following demand by any Bank or the Bank Agent, as the case may be, (i) all costs and expenses (including legal fees and disbursements) incurred by or charged to such Bank or the Bank Agent in connection with the preparation, printing, execution, delivery, administration, registration (where appropriate) or enforcement of this Agreement, the Common Agreement, the Bank Construction Notes, the Bank Term Notes and the other Project Documents or the protection or preservation of any right or claim of the Bank Agent and/or the Banks, in each case arising out of this Agreement, the Common Agreement, the Bank Construction Notes, the Bank Term Notes or any other Project Document, (ii) the fees of the Independent Engineer and the Insurance Consultant and (iii) all costs and expenses (including legal fees and disbursements) incurred by or charged to the Bank Agent and/or the Banks in connection with, in respect of or incident to the maintenance, administration and enforcement of this Agreement, the Common Agreement, the Bank Construction Notes, the Bank Term Notes and the other Project Documents and the consummation of the transactions contemplated by this Agreement and the other Project Documents after the Effective Date (including, without limitation, in connection with, in respect of or incident to any amendment or modification to, preservation of rights under, or waiver or consent relating to any Financing Document or any other documents relating thereto or in connection with the syndication of the Total Bank Commitment).

(b) Subject to Section 4.3(j) below, VPCC shall, whether or not the transactions herein contemplated are consummated, pay and hold each of the Bank Financing Secured Parties harmless from and against any and all present and future stamp and other similar taxes and documentary or registration fees with respect to the foregoing matters and save each of the Bank Financing Secured Parties harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank Financing Secured Party) to pay such taxes or fees.

(c)  Without limiting the application of Section 4.3(b) above and
Section 4.3(j) below, VPCC shall indemnify, reimburse and hold each Bank Financing Secured Party and their respective successors and assigns and their respective officers, directors, employees, representatives, attorneys and agents (hereinafter in this Section
4.3 referred to individually as "Indemnitee" and collectively as "Indemnitees"), harmless on demand from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements (including reasonable attorney's fees and disbursements) (for the purposes of this Section 4.3 in its entirety, the foregoing are collectively called "Expenses") of whatsoever kind or nature which may be imposed on, asserted against or incurred by any of the Indemnitees as a result or by reason of or in any way relating to or arising out of their entering into, or the performance or enforcement by any Person of its rights under this Agreement, any Project Security Documents, any Bank Financing Security Document, any other Project Document or the documents executed in connection herewith and therewith or in any other way connected with the performance or the administration of the transactions contemplated hereby and thereby or the enforcement of any of the terms of or the preservation or enforcement of any rights, powers and remedies under any thereof, or in any way relating to or arising out of the ownership, purchase, delivery, control, acceptance, lease, financing, possession, operation, condition, sale or other disposition or use of the Project Collateral or the Bank Financing Collateral including, without limitation, the violation of the laws of any country, state or other governmental body or unit, any tort (including, without limitation, claims arising or imposed under the doctrine of strict liability, or for or on account of injury to or the death of any person (including any Indemnitee), or for property damage) or any contract claim; provided that no Indemnitee shall be indemnified pursuant to this Section 4.3(c) for Expenses to the extent caused solely by the gross negligence or willful misconduct of such Indemnitee, as finally and unappealably determined by a court of competent jurisdiction.

(d) Without limiting the application of Sections 4.3(b) and 4.3(c) above and Section 4.3(j) below, VPCC shall pay or reimburse each Indemnitee, for, any and all fees, taxes and Expenses of whatever kind or nature incurred in connection with the creation, preservation or protection of the Project Collateral or the Bank Financing Collateral, and the Collateral Agent's, the Co-Collateral Agent's or the Bank Agent's, as the case may be, security interest in the Project Collateral or the Bank Financing Collateral, or incurred in connection with the liquidation or sale of any of the Project Collateral or the Bank Financing Collateral, including, without limitation, all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Project Collateral or the Bank Financing Collateral, premiums for insurance with respect to the Project Collateral or the Bank Financing Collateral and all other fees, taxes and Expenses in connection with protecting, maintaining, preserving, liquidating or selling any of the Project Collateral or the Bank Financing Collateral and the Collateral Agent's, the Co-Collateral Agent's or the Bank Agent's, as the case may be, interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Project Collateral or the Bank Financing Collateral.

(e) Without limiting the application of Sections 4.3(b), 4.3(c) and 4.3(d) above and Section 4.3(j) below, VPCC shall pay, indemnify, reimburse and hold each Indemnitee, harmless on demand from and against any and all Expenses which such Indemnitee may suffer, expend or incur in consequence of or growing out of any misrepresentation by VPCC or the Partnership in the Common Agreement, in any officer's certificate, statement or writing delivered on or before the Effective Date or in any statement or writing made or delivered after the Effective Date pursuant to or in connection with the Common Agreement. Without limitation to the foregoing provisions of this paragraph, the indemnity provided hereunder shall cover any loss, liability or expense reasonably incurred arising out of or in connection with claims by third parties (including without limitation any Bank), to whom a copy of the Information Memorandum has been distributed with the knowledge of the Partnership, against the Bank Agent or any other Bank relating to any alleged inaccuracy of the factual information (taken as a whole) which, for the avoidance of doubt shall not include any information by way of projections, estimates or other expressions of view as to future circumstances (provided that such projections, estimates or other expression of view are expressed in good faith and on the basis of assumptions that when made were viewed by the Partnership to be reasonable) contained in, or any alleged omission of information which will render such aforesaid factual information (taken as a whole) inaccurate or misleading in a material respect from, the Information Memorandum and the Project Documents.

(f) Without limiting the application of Sections 4.3(b), 4.3(c), 4.3(d) and 4.3(e) above and Section 4.3(j) below, VPCC shall indemnify each Indemnitee on demand from and against any and all Expenses growing out of or resulting from any refund or adjustment of any amount paid or payable to any Bank Financing Secured Party or their successors or assigns under or in respect of any Project Collateral or Bank Financing Collateral, or any interest thereon, which may be ordered or otherwise required by any Person.

(g) Without limiting the application of clauses (b) through (f) of this Section 4.3, VPCC agrees to defend, protect, indemnify and hold each Indemnitee harmless on demand against any and all Expenses (including removal and remedial actions and consultants' fees and disbursements) imposed on or asserted against such Indemnitee directly or indirectly based on, or arising or resulting from, (i) the actual or alleged presence of Hazardous Materials on, under or at the Plant or the Site, (ii) any Environmental Claim relating to the Partnership or the Project or arising out of the use of the Plant or the Site or (iii) the proper exercise of such Indemnitee's rights under any of the provisions of this Section 4.3 regardless of when any such matters arise, but excluding any matter based solely on the gross negligence or willful misconduct of such Indemnitee, as finally and unappealably determined by a court of competent jurisdiction.

(h) If and to the extent that any of the obligations of VPCC under clauses (b) through (g) of this Section 4.3 are unenforceable for any reason, VPCC hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible by it under Applicable Law.
(i) Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement, together with any and all interest thereon, shall constitute Bank Financing Secured Obligations. The indemnity obligations of the Partnership contained in clauses (b) through (g) of this Section 6.3 shall continue in full force and effect notwithstanding the (i) full repayment of the Bank Financing Secured Obligations and the discharge thereof, and (ii) prior termination of this Agreement or any other Project Document.

(j) If (i) the Bank Financing Secured Parties are entitled to indemnification and reimbursement under this Section 4.3 for Expenses actually incurred, and (ii) the amount of such Expenses incurred by one or more Bank Financing Secured Parties is in excess of its or their respective share of the aggregate amount of Expenses of the Bank Financing Secured Parties based on its or their proportionate share of the Bank Financing Secured Obligations, calculated without giving effect to such excess amount of expenses incurred by such Bank Financing Secured Parties (the "Proportionate Share"), then prior to the payment of any indemnification and reimbursement amounts to any other Bank Financing Secured Party, VPCC shall first pay to the Bank Financing Secured Party or Bank Financing Secured Parties that incurred Expenses in an amount greater than its or their respective Proportionate Share of the aggregate amount of the Expenses of the Bank Financing Secured Parties an amount equal to the amount of their Expenses in excess of their respective Proportionate Share thereof. Once such payment has been made in full, VPCC shall pay to the Bank Financing Secured Parties all indemnification and reimbursement amounts on a pro rata basis based on their respective Proportionate Share.

(k) In case any action, suit or proceeding shall be brought against any Bank Financing Secured Party which may result in VPCC being required to perform any of its indemnity obligations under this Section 4.3, such Bank Financing Secured Party shall notify VPCC of the commencement thereof, and VPCC shall be entitled, at its expense, acting through counsel acceptable to such Bank Financing Secured Party, to participate in, and, to the extent that VPCC desires, but subject to the consent of such Bank Financing
Secured Party   (such consent not to be unreasonably withheld) to
assume and control the defense thereof. Such Bank Financing Secured Party shall be entitled, at its expense, to participate in any action, suit or proceeding the defense of which has been assumed by VPCC. Notwithstanding the foregoing, VPCC shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, in the opinion of such Bank Financing Secured Party and its counsel, such action, suit or proceeding involves the potential imposition of criminal liability upon such Bank Financing Secured Party or a conflict of interest between such Bank Financing Secured Party and VPCC or between such Bank Financing Secured Party and another Bank Financing Secured Party or a Project Secured Party, and in such event (other than with respect to disputes solely between such Bank Financing Secured Party and another Bank Financing Secured Party or a Project Secured Party) VPCC shall pay the reasonable expenses (including, without limitation, attorneys' and consultants' fees and disbursements) of such Bank Financing Secured Party in such defense.

(l) VPCC shall report to such Bank Financing Secured Party on the status of any such action, suit or proceeding as developments shall occur and at least within sixty (60) days of the previous report. VPCC shall deliver to such Bank Financing Secured Party a copy of each document filed or served on any party in any such action, suit or proceeding, and each material document which VPCC possesses relating to such action, suit or proceeding.

(m) Notwithstanding VPCC's rights hereunder to control certain actions, suits or proceedings, any Bank Financing Secured Party against whom any claim is made shall be entitled, upon consultation with legal counsel wherein such Bank Financing Secured Party is advised that such claim is reasonably meritorious, and, except in the case of claims that could give rise to criminal liability, after consultation with VPCC, to compromise or settle any such claim if such Bank Financing Secured Party determines in its reasonable discretion that failure to compromise or settle such claim is likely to have a material adverse effect on such Bank Financing Secured Party, the Project or such Bank Financing Secured Party's interest in the Project. Any such compromise or settlement shall be binding upon VPCC for purposes of this Section 4.3.

(n) Upon payment of any claim by VPCC pursuant to this Section 4.3 or other similar indemnity provisions contained herein to or on behalf of a Bank Financing Secured Party, VPCC, without any further action, shall be subrogated to any and all claims that such Bank Financing Secured Party may have relating thereto, and such Bank Financing Secured Party shall cooperate with VPCC to enable the Partnership vigorously to pursue such claims; provided, however, that VPCC's subrogation rights under this Section 4.3(n) shall be limited to any claims that any Bank Financing Secured Party may have against any Person other than a Bank Financing Secured Party or a Project Secured Party and in no event shall VPCC be subrogated to any rights of the Bank Agent to indemnification, contribution or other reimbursement from the Banks pursuant to this Agreement or otherwise or any rights of any Bank Financing Secured Party to reimbursement or contribution from any other Bank Financing Secured Party or any Project Secured Party.

(o) Any amounts payable by VPCC pursuant to this Section 4.3 shall be regularly payable within the later to occur of (i) thirty (30) days after VPCC receives an invoice for such amounts from any applicable Bank Financing Secured Party or (ii) thirty (30) days prior to the date on which such Bank Financing Secured Party reasonably expects to pay such costs on account of which VPCC's indemnity hereunder is payable, and if not paid by such applicable date shall bear interest at the Default Rate.

Section 4.4 Survival. All indemnities set forth herein, shall survive the execution and delivery of this Agreement and the Bank
Notes and the making and repayment of the Bank Loans.

Section 4.5 Governing Law; Submission to Jurisdiction. (a) This Agreement is a contract made under the laws of the State of New York of the United States and shall for all purposes be governed by and construed in accordance with the laws of such State without regard to the conflict of law rules thereof.
         (b) Any legal action or proceeding against VPCC with respect to this Agreement or any Financing Document may be brought in the courts of the State of New York in the County of New York or of the United States for the Southern District of New York and, by execution and delivery of this Agreement, VPCC hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. VPCC agrees that a judgment, after exhaustion of all available appeals, in any such action or proceeding shall be conclusive and binding upon VPCC, and may be enforced in any other jurisdiction, by a suit upon such judgment, a certified copy of which shall be conclusive evidence of the judgment. VPCC hereby irrevocably designates, appoints and empowers The Prentice-Hall Corporation System Inc., with offices on the date hereof at 15 Columbus Circle, New York, New York 10023, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, VPCC agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision satisfactory to the Bank Agent.
VPCC further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to VPCC, at its address set forth in Section 4.1 hereof, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of any Bank Financing Secured Party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against VPCC in any other jurisdiction.
(c) VPCC hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Financing Document brought in the courts referred to in clause (b) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(d) WITH REGARD TO THIS AGREEMENT, VPCC, EACH BANK, THE BANK AGENT AND THE PROJECT ADMINISTRATIVE AGENT HEREBY WAIVE THE RIGHT TO A
TRIAL BY JURY.

Section 4.6 Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, except that VPCC may not assign or otherwise transfer all or any part of its rights or obligations under this Agreement without the prior written consent of the Banks.

(b) Any Bank may at any time (with the consent of the Bank Agent, such consent not to be unreasonably withheld or delayed), sell to one or more banks or other entities (a "Purchasing Bank") all or any part of its rights and obligations under this Agreement, the Bank Notes (which, except in the case of an assignment to a Person that, immediately before such assignment, was a Bank, shall be equal to at least $10 million) and the other Financing Documents pursuant to a commitment transfer supplement substantially in the form of Schedule 4.6(b) ("Commitment Transfer Supplement"), executed by such Purchasing Bank, such transferor Bank and the Bank Agent. Upon (x) such execution of such Commitment Transfer Supplement, and (y) delivery of a copy thereof to VPCC and payment of the amount of its participation to the Bank Agent or such transferor Bank, such Purchasing Bank shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement, the other Financing Documents and the Intercreditor Agreement, to the same extent as if it were an original party hereto and thereto with the Applicable Percentage, as set forth in such Commitment Transfer Supplement, which shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such percentages arising from the purchase by such Purchasing Bank of all or a portion of the rights and obligations of such transferor Bank under this Agreement and the Bank Notes. Upon the consummation of any transfer pursuant to this Section 4.6, the transferor Bank, the Bank Agent and VPCC shall make appropriate arrangements so that, if required, replacement Bank Notes are issued to such transferor Bank and new Bank Notes, or, as appropriate, replacement Bank Notes, are issued to such Purchasing Bank, in each case, in principal amounts reflecting their Bank Commitment.

(c) VPCC and the Bank Agent may treat each Bank as the owner of any Bank Loan made by it until written notice of transfer or assignment shall have been received by it.

(d) Any Bank may, from time to time, sell or offer to sell participating interests in any Bank Loans owing to such Bank, any Bank Notes held by such Bank, any Bank Commitment of such Bank or any other interests and obligations of such Bank hereunder, to one or more banks or other entities (each, a "Participant"), on such terms and conditions as may be determined by the selling Bank, without the consent of or notice to VPCC, and the grant of such participation shall not relieve any Bank of its obligations, or impair the rights of any Bank, hereunder or under the other Financing Documents or the Intercreditor Agreement. In the event of any such sale by a Bank of a participating interest to a Participant, such Bank shall remain solely responsible for the performance of such Bank's obligations under this Agreement, the other Financing Documents and the Intercreditor Agreement, such Bank shall remain the holder of any such Bank Notes for all purposes under this Agreement, the other Financing Documents and the Intercreditor Agreement, VPCC and the Bank Agent will continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, the other Financing Documents and the Intercreditor Agreement and such Bank shall retain the sole right and responsibility to exercise the rights of such Bank, and enforce the obligations of VPCC relating to the Bank Loans of such Bank, and such Bank shall not grant any such Participant any voting rights or veto power over any such action by such Bank under this Agreement, the other Financing Documents and the Intercreditor Agreement (provided that such Bank may agree not to consent to any modification, amendment or waiver of this Agreement, the other Financing Documents and the Intercreditor Agreement, without the consent of the Participant, that would alter the principal of or interest on the Bank Loans, postpone the date fixed for any payment of principal of or interest thereon, release any collateral or extend the term of any commitment). VPCC agrees that, upon the occurrence and during the continuance of any Event of Default, each Participant shall have the right of set-off in respect of its participating interest in amounts owing under this Agreement and any Bank Notes as set forth in Section 4.8 hereof to the same extent as if the amount of its participating interest was owing indirectly to it as a Bank under this Agreement or any Bank Notes. VPCC also agrees that each Participant shall be entitled to the benefits of Sections 2.11,
2.15 and 2.16 hereof with respect to its participation granted hereunder; provided that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the Bank transferring such participation would have been entitled to receive in respect of the amount of the participation transferred to such Participant had no such transfer occurred.

(e) All fees and expenses which a Bank incurs in connection with any assignment or grant of participations pursuant to subparagraphs
(b) and (d) of this Section 4.6 shall be for the account of such Bank; provided that all fees and expenses which Credit Suisse, in its capacity as Bank Agent or a Bank, incurs in connection with any assignment or grant of participations pursuant to subparagraphs (b) and (d) in connection with the syndication of the Total Commitment after the Effective Date shall be for the account of VPCC.

Section 4.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 4.8 Right of Setoff. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to VPCC or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including without limitation by branches and agencies of such Bank, as relevant, wherever located), to or for the credit or the account of VPCC against and on account of the Bank Financing Secured Obligations of VPCC under this Agreement or any of the other Financing Documents and liabilities of VPCC to such Bank under this Agreement or any of the other Financing Documents, including, without limitation, all interests in Bank Financing Secured Obligations of VPCC under this Agreement purchased by such Bank pursuant to Section 4.6, and all other claims of any nature or description arising out of or connected with this Agreement or any other Financing Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Bank Financing Secured Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

Section 4.9 No Waiver; Remedies Cumulative. No failure or delay on the part of the Bank Agent, any Bank or the Project Administrative Agent in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between VPCC or the Partnership and the Bank Agent or any Bank or the Project Administrative Agent shall impair any such right, power or privilege or operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Financing Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Bank Agent or any Bank or the Project Administrative Agent would otherwise have. No notice to or demand on VPCC in any case shall entitle VPCC to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Bank Agent or the Project Administrative Agent or any Bank to any other or further action in any circumstances without notice or demand.

Section 4.10 Severability. Any provision of this Agreement, any Bank Note and any other Financing Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability but that shall not invalidate the remaining provisions of this Agreement, any Bank Note or any other Financing Document or affect such provision in any other jurisdiction.

Section 4.11 Payments Pro Rata; Sharing. (a) Subject to Section 2.9, the Bank Agent agrees that promptly after its receipt of each payment from or on behalf of VPCC in respect of any Bank Financing Secured Obligations of VPCC to the Banks hereunder, it shall distribute such payment to the Banks pro rata based upon their respective shares, if any, of the Bank Financing Secured Obligations with respect to which such payment was received.

(b) Subject to the terms and conditions of the Intercreditor Agreement, each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Financing Documents, any Bank Note or otherwise), which is applicable to the payment of the principal of, or interest on, the Bank Loans or Bank Commitment Commission, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total amount of such Bank Financing Secured Obligations then owed and due to such Bank bears to the total amount of such Bank Financing Secured Obligations then owed and due to all the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Bank Financing Secured Obligations of VPCC to such Banks in such amount as shall result in a proportional participation by all the Banks in such amount; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 4.12 Effectiveness. This Agreement shall become effective on the Effective Date. The commitment of each Bank to make Bank Construction Loans to VPCC hereunder shall expire on December 31, 1994 unless the Effective Date shall have occurred on or prior to such date.
Section 4.13 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 4.14 Amendment or Waiver. Neither this Agreement nor any terms hereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in a writing signed by the Required Banks and the Bank Agent and (unless waived by the Required Banks) any and all consents required to be obtained under numbered paragraph 9 of Section 9.01 of the OPIC Lenders Insurance Contract shall have been obtained; provided, however, that no such change, waiver, discharge or termination shall, without the consent of each Bank, (i) extend the final maturity of any Bank Loan, or reduce the rate or extend the time of payment of interest on any Bank Loan or any Bank Commitment Commission, or reduce the principal amount of any Bank Loan, or increase the Bank Commitment of any Bank over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any Bank Commitment of any Bank), (ii) provide for the forgiveness of the principal amount of any Bank Loan or any interest thereon or of any Bank Commitment Commission or any other amounts payable by VPCC pursuant to this Agreement, (iii) amend, modify or waive any provision of this Section 4.14 or Section 3.6, 4.3, 4.6, 4.8 or 4.11, (iv) reduce the percentage specified in the definitions of Required Banks or Required Project Secured Parties set forth in
Schedule X hereto or otherwise amend the definition of Required Project Secured Parties in Schedule X hereto or (iv) consent to the assignment or transfer by VPCC of any of its rights and obligations under this Agreement.

Section 4.15 Incorporation of Common Agreement. The parties hereto acknowledge that this Agreement, the Common Agreement and the other Financing Documents are an integral part of the same transaction. In furtherance of the foregoing, the terms and provisions of the Common Agreement (including, without limitation, all conditions precedent, representations, covenants, remedies and indemnities set forth therein) are hereby incorporated herein by reference in all respects.

Section 4.16 Special VPCC Covenants. VPCC hereby covenants and agrees that, notwithstanding the appointment by VPCC of the VPCC Agent as agent of VPCC, the right of the VPCC Agent to exercise and perform the rights, powers and duties conferred on the VPCC Agent under the Financing Documents and the Intercreditor Agreement shall be subject to the receipt by the VPCC Agent of instructions from those Bank Financing Secured Parties who, by the terms of any Financing Document or the Intercreditor Agreement, as the case may be, have the right to direct or instruct or exercise other consensual rights with respect to the exercise and performance by the VPCC Agent of such rights, powers and duties (and in those circumstances where the terms of any Financing Document or the Intercreditor Agreement, as the case may be, are silent as to the Bank Financing Secured Parties having the right to direct or instruct or exercise other consensual rights with respect to the exercise and performance by the VPCC Agent of such rights, powers and duties, the right of the VPCC Agent to exercise and perform the rights, powers and duties conferred on the VPCC Agent under such agreements shall be subject to the receipt by the VPCC Agent of instructions from the Bank Agent with respect to the exercise and performance of such rights, power and duties). By its execution of this Agreement, VPCC hereby confirms that it shall have no right, and covenants that it shall take no actions, to direct or instruct or exercise other consensual rights with respect to the exercise and performance by the VPCC Agent of such rights, powers and duties. Each party hereto acknowledges to each other party hereto that it is the respective intention of such party that the Person acting as VPCC Agent under the Financing Documents and the Intercreditor Agreement be at all times the same Person who is acting at such time as Bank Agent under the Financing Documents and the Intercreditor Agreement. Accordingly, VPCC hereby covenants and agrees that it will not take any action to remove the VPCC Agent or appoint a successor VPCC Agent without the prior written consent of the Required Banks.

4.17 No Recourse. The obligations of VPCC hereunder are solely the corporate obligations of VPCC and no recourse shall be had against any stockholder, employee, officer, director, incorporator, Affiliate, agent or servant of VPCC with respect to this Agreement, any of the obligations of VPCC hereunder or any obligation of VPCC for the payment of any fee or other amount payable hereunder for any claim based on, arising out of or relating to this Agreement or any Financing Document; provided, however, that nothing in this
Section 4.17 shall be deemed to affect or diminish (i) the rights and remedies of the Bank Financing Secured Parties (or any of them) with respect to (and to the extent of) the Pledged Collateral as set forth in the VPCC Stock Pledge Agreement or (ii) those express respective obligations of certain Affiliates of VPCC enumerated in the last sentence of Section 28 of the VPCC Stock Pledge Agreement. The provisions of this Section 4.17 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names as of the date first above written.

Signed on:  December 21, 1994

VISAYAS POWER CAPITAL CORPORATION



By:   /s/ Andrew L. Stidd
Name:  Andrew L. Stidd
Title: President


CREDIT SUISSE, as Bank Agent



By:  /s/ Markus Christen
Name:   Markus Christen
Title:  Member of Senior Management



By:  /s/ Henry Park
Name:   Henry Park
Title:  Associate



CREDIT SUISSE, as Project Administrative Agent



By:  /s/ Markus Christen
Name:   Markus Christen
Title:  Member of Senior Management



By:   /s/ Henry Park
Name:   Henry Park
Title:  Associate


BANKS:


CREDIT SUISSE



By:  /s/ Markus Christen
Name:   Markus Christen
Title:  Member of Senior Management



By:  /s/ Henry Park
Name:   Henry Park
Title:  Associate